Exhibit (h)(12)

[ABIM LETTERHEAD]

July 31, 2008

Mr. Stacey E. Hong, President

Forum Funds

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE:	Contractual Waivers and Reimbursements

Dear Mr. Hong:

Alex Brown Investment Management, LLC (the “Adviser”) agrees to waive its investment advisory fee under the Investment Advisory Agreement dated July 31, 2008, between Forum Funds and the Adviser (the “Interim Agreement”) during the effective term of the Interim Agreement and reimburse expenses as necessary to ensure that total annual operating expenses for Institutional and A shares for Flag Investors—Equity Opportunity Fund do not exceed 1.10% and 1.35%, respectively; and for Institutional and A shares of Flag Investors—Income Opportunity do not exceed 0.85% and 1.10% respectively.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate as of November 30, 2008.

Very truly yours,

/s/ Bruce E. Behrens
By:	Bruce E. Behrens
Title:	Co-President